UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 13, 2018

WATSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

(Address of Principal Executive Offices, Including Zip Code)

(305) 714-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2018, David C. Darnell resigned from the Board of Directors (the “Board”) of Watsco, Inc., a Florida corporation (the “Company”). Mr. Darnell’s resignation was not due to any disagreement with the Company. Mr. Darnell was elected by the holders of the Company’s Common stock, and his term was to expire at the Company’s 2019 annual meeting of shareholders.

On March 19, 2018, the Board appointed Slava Rubin as a Common share director to fill Mr. Darnell’s vacant position and nominated Mr. Rubin to stand for election at the Company’s 2018 shareholder meeting for a term to expire at the Company’s 2019 annual meeting of shareholders. The Board additionally appointed Mr. Rubin to serve on its newly formed Strategy Committee. Mr. Rubin is an innovative technologist and is the co-founder of Indiegogo, Inc., the largest crowdfunding platform in the world. Mr. Rubin is responsible for executing Indiegogo’s strategic growth initiatives, including the enterprise business as well as blockchain and equity investing. Prior to co-founding Indiegogo in 2008, Mr. Rubin was a strategy consultant, working for nearly a decade on behalf of clients such as MasterCard and FedEx. Mr. Rubin graduated with a B.S.E. from The Wharton School, University of Pennsylvania.

On March 19, 2018, Barry S. Logan resigned from the Board. Mr. Logan’s decision was not the result of any disagreement with the Company. Mr. Logan was elected by the holders of the Company’s Class B common stock, and his term was to expire at the Company’s 2019 annual meeting of shareholders. Mr. Logan continues to perform his current duties in every aspect as the Company’s Senior Vice President and Secretary and will attend all future Board meetings.

On March 19, 2018, the Board appointed Brian Keeley as a Class B share director to fill Mr. Logan’s vacant position and nominated Mr. Keeley for election at the Company’s 2018 shareholder meeting for a term to expire at the Company’s 2019 annual meeting of shareholders. The Board additionally appointed Mr. Keeley to serve on the Board’s Audit Committee. Mr. Keeley is the President and CEO of Baptist Health South Florida, the largest not-for-profit healthcare organization in South Florida, with 10 hospitals, a network of more than 50 outpatient facilities spanning four counties and one of the largest international programs in the nation. Under his leadership, Baptist Health executed transformational technologies throughout its organization. Baptist Health has been rated among the 100 Best Companies to Work For in America by Fortune magazine. Mr. Keeley is a former member and board chair of the Miami Branch of the Federal Reserve Board of Atlanta.

Messrs. Rubin and Keeley will participate in the standard non-management director compensation arrangements described in the section entitled “Director Compensation” that is included in the Company’s 2017 Proxy Statement filed with the Securities and Exchange Commission on April 28, 2017.

There are no arrangements or understandings between either Mr. Rubin or Mr. Keeley, on the one hand, and any other person, on the other hand, pursuant to which either of them was appointed to the Board. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which either Mr. Rubin or Mr. Keeley was or is to be a participant and in which any related person had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: March 19, 2018	By:	/s/ Ana M. Menendez
Ana M. Menendez, Chief Financial Officer